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                                                                    EXHIBIT 10.4


SUPPLEMENTAL RETIREMENT PLAN FOR TEXTRON KEY EXECUTIVES

This Plan has been established for the benefit of designated Textron Key Executives to secure their goodwill, loyalty, and achievement, and to attract and retain persons of outstanding competence.

This Plan is restated and effective as of January 1, 2001.

ARTICLE I -- DEFINITIONS

Whenever used in this document, the following terms shall have the meanings set forth in this Article unless a contrary or different meaning is expressly provided:

1.01 "Beneficiary" means the person or persons entitled under this Plan to receive Plan benefits after a Participant's death.

1.02 "Benefits Committee" means the Benefits Committee of Textron.

1.03 "Board" means the Board of Directors of Textron.

1.04 "Compensation" means base salary, accrued annual incentive compensation, performance units, and performance share units, whether or not deferred under the Deferred Income Plan for Textron Key Executives or Textron Deferred Income Plan for Executives. However, for any Key Executive who is first awarded performance share units after October 26, 1999, performance share units shall not be included in Compensation. Compensation does not include awards under the Supplemental Bonus Plan for Textron Financial Corporation Executives or the Textron Quality Management Plan. "Average Compensation" means the average of a Participant's Compensation during the five consecutive years in which the Compensation is highest.

1.05 "Key Executive" means an employee of a Textron Company who has been and continues to be designated as a Key Executive by Textron's Chief Executive Officer and Chief Human Resources Officer.

1.06 "Normal Form of Benefit" means a life annuity unless the Participant was designated a Participant in this Plan prior to July 23, 1998, in which case the Normal Form of Benefit shall be a Joint and 50% Survivor annuity.

1.07 "Participant" means a Key Executive selected by Textron's Chief Executive Officer for participation in this Plan.

1.08 "Pension Plan" means the Bell Helicopter Textron Retirement Plan, the Textron Master Retirement Plan, or an included plan.

1.09 "Plan" means this Restated Supplemental Retirement Plan for Textron Key Executives, as amended and restated from time to time.

1.10 "Surviving Spouse" means a Participant's spouse who is married to the Participant on the day of the Participant's death while active or on the dates of the Participant's retirement and death.
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1.11 "Textron" means Textron Inc., a Delaware corporation, and any successor of Textron Inc.

1.12 "Textron Company" means Textron or any company controlled by or under common control with Textron.

ARTICLE II -- BENEFIT

2.01 Subject to Sections 2.02 and 2.03, the maximum benefit provided to Participants who qualify for benefits under this Plan is an annuity commencing upon retirement equal to 50% of Average Compensation (the "Target Benefit") less the offsets and adjusted by the Early Retirement Factors as set out below.

2.02 The Target Benefit shall be reduced by any nonqualified or qualified pension plan benefits payable at age 65 from a prior employer other than a Textron employer. The reduction for any prior employer plans shall be the actuarial equivalent of a life annuity. The net Target Benefit after reduction for any prior employer plans shall then be multiplied by the Early Retirement Factor as set out in Section 2.03 below. The product of the net Target Benefit times the Early Retirement Factor shall then be reduced by any and all amounts payable to the Participant at the time of retirement under any qualified or nonqualified Pension Plan. The reduction for all Pension Plans shall be a Normal Form of Benefit based on the tables in the Pension Plan. It shall be the obligation of each Participant to disclose to Textron any amounts that might be used under this section to reduce the benefits provided by this Plan. Such disclosure shall include information on annuity payments and lump-sum cash payments from other plans.

2.03 The Participant's benefits under this Plan shall be based on the Participant's age at retirement (including death or disability) in accordance with the following schedule:

                           EARLY RETIREMENT
AGE AT RETIREMENT               FACTORS
-----------------               -------
65                               100%
64                                 90
63                                 80
62                                 70
61                                 60
60                                 50
Less Than 60                        0


The Organization and Compensation Committee of the Board shall, in its sole discretion, have the authority to provide a Participant with an enhanced benefit.

2.04 The Normal Form of Benefit shall be a life annuity unless the Participant was designated a Participant in this Plan prior to July 23, 1998, in which case the Normal Form of Benefit shall be a Joint and 50% Survivor annuity. The payment of any benefit under Section 2.01 shall be paid in the Normal Form of Benefit or otherwise as determined by Textron's Chief Executive Officer in his sole discretion after considering any form of payment requested by the Participant, Surviving Spouse, or other Beneficiary entitled to receive the benefits. Any form of benefit payable other than the Normal Form shall be the actuarial equivalent of the Normal Form using the factors in the Textron Master Retirement Plan. For any individual who becomes a Participant after July 23, 1998, their benefit payments will be reduced if they elect a 50% or a 100% Joint and Survivor Benefit. The Joint and Survivor factors are the same factors provided by the Textron Master Retirement Plan.
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2.05 If a Participant dies after age 60 and prior to benefit commencement under this Plan, the Participant's Surviving Spouse will receive an annuity equal to the amount the Spouse would have received assuming the Participant had requested a Joint and 50% Survivor annuity and retired the day before he died.

ARTICLE III -- UNFUNDED PLAN

3.01 Benefits to be provided under this Plan are unfunded obligations of Textron. Nothing contained in this Plan shall require Textron to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations. If Textron elects to purchase individual policies of insurance on one or more of the Participants to help finance its obligations under this Plan, such individual policies and the proceeds therefrom shall at all times remain the sole property of Textron and neither the Participants whose lives are insured nor their Beneficiaries shall have any ownership rights in such policies of insurance.

3.02 This Plan is intended to provide benefits for a select group of management employees who are highly compensated, pursuant to Section 110 of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

3.03 No Participant shall be required or permitted to make contributions to this Plan.

ARTICLE IV -- PLAN ADMINISTRATION

4.01(a) Textron shall be the plan administrator of this Plan and shall be solely responsible for its general administration and interpretation. Textron shall have all such powers as may be necessary to carry out the respective provisions hereof. Textron may from time to time establish rules of the administration of this Plan and the transaction of its business. Subject to Section 4.03, any action by Textron shall be final, conclusive, and binding on each Participant and all persons claiming by, through, or under any Participant.

(b) Notwithstanding any provision in this Plan to the contrary, the Organization and Compensation Committee of the Board shall render all decisions under this Plan (including participation, Plan benefits, and benefit distributions) affecting Textron's Chief Executive Officer.

(c) Textron (and any person or persons to whom it delegates any of its authority as plan administrator) shall have discretionary authority to determine eligibility for Plan benefits, to construe the terms of the Plan, and to determine all questions arising in the administration of the Plan, and shall make all such determinations and interpretations in a nondiscriminatory manner.

(d) Notwithstanding any provision to the contrary, no benefit shall be paid to any Participant while employed by Textron.

4.02 Textron may employ or engage such agents, accountants, actuaries, counsel, other experts, and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan. Textron shall be entitled to rely upon all certifications made by an accountant selected by Textron. Textron and its committees, officers, directors, and employees shall not be liable for any action taken, suffered, or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel, or other expert. All action so taken, suffered, or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.
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4.03 Textron may require proof of death or total disability of any Participant, former Participant or beneficiary and evidence of the right of any person to receive any Plan benefit.

4.04 Claims under this Plan shall be filed in writing with Textron. If a claim is denied wholly or in part, it shall be denied within a reasonable time after its filing in a writing delivered to the claimant with the reasons for the denial, citations to pertinent provisions of the Plan, a description of any additional material or information to be furnished by the claimant and the reasons therefor, and an explanation of the Plan's claim review procedure. If the claimant wishes further consideration of his claim, he or his authorized representative shall submit to Textron, within 90 days after his claim has been denied, a written request for reconsideration. Such claimant or his authorized representative may review pertinent documents and submit issues and comments in writing. Within 60 days after receiving the request for reconsideration (120 days if additional time is required), Textron shall communicate its decision to the claimant in writing, stating the reasons for its decision and referring to pertinent Plan provisions.

4.05 Textron shall withhold from benefits paid under this Plan any taxes or other amounts required to be withheld by law.

ARTICLE V -- MISCELLANEOUS

5.01 Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.

5.02 No amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind unless specifically approved in writing in advance by the Benefits Committee or its designee. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void unless so approved. Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Participant or beneficiary.

5.03 Notwithstanding any Plan provision to the contrary, the Board or its designee shall have the right to amend, modify, suspend, or terminate this Plan at any time by written notification of such action; provided, however, that no amendment, modification, suspension, or termination:

(a) Shall reduce an amount payable under Article II before the effective date of the amendment, modification, suspension or termination; or

(b) Shall be made to Section 5.04 following a Change in Control.

5.04 If after a Change in Control any claim is made or any litigation is brought by a Participant or beneficiary to enforce or interpret any provision contained in this Plan, Textron and the "person" or "group" described in the next following sentence shall be liable, jointly and severally, to indemnify the Participant or beneficiary for the Participant's or beneficiary's reasonable attorney's fees and disbursements incurred in any such claim or litigation and for prejudgment interest at the Bankers Trust Company prime interest rate on any money award or judgment obtained by the Participant or beneficiary.

In the event that the Participant retires or his employment otherwise terminates at any time after a "Change in Control" as defined below, the Participant shall, in lieu of the benefit payable under
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Article II, receive a benefit equal to the actuarial present value at termination of the benefit the Participant would have received had the Participant terminated employment at age 65, based upon the Participant's Average Compensation as of the date of her termination. If the Participant terminates within 24 months after the Change in Control, such benefit shall be paid in a lump sum. If the Participant terminates more than 24 months after the Change in Control, then the Participant shall be paid in an annuity. The Benefits Committee shall select the discount rate and mortality table to be used in determining the actuarial present values.

For purposes of this Plan, a "Change in Control" shall occur if (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) other than Textron, any trustee or other fiduciary holding Textron common stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially the same proportions as their ownership of Textron common stock, is or becomes (other than by acquisition from Textron or a related company) the "beneficial owner" (as defined in Rule 13d-3 under the Act) of more than 30% of the then outstanding voting stock of Textron, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by Textron's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (iii) stockholders of Textron approve a merger or consolidation of Textron with any other corporation, other than a merger or consolidation which would result in the voting securities of Textron outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of Textron approve a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of Textron's assets.

5.05 This Plan shall be construed in accordance with the laws of the State of Delaware.

5.06 Nothing contained in this Plan shall be construed as a contract of employment between any Participant and any Textron Company, or to suggest or create a right in any Participant to be continued in any capacity with, or as an employee of, any Textron Company.